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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in, i) the Registration Statement (Form S-8 No. 333-64331) pertaining to the 1998 Stock Option Plan of EXCO Resources, Inc. and ii) the Registration Statement (Form S-2/A on Form S-3 No. 333-49135) pertaining to the Resale of Securities of EXCO Resources, Inc., of our report dated March 13, 1997, except Note 2, as to which the date is February 11, 1998 and Note 1, Reverse Stock Split -- 1998, as to which the date is March 31, 1998, with respect to the financial statements of EXCO Resources, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                           /s/ BELEW AVERITT LLP

Dallas, Texas
March 15, 1999